UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(AMENDMENT NO. )

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

ITEX CORPORATION
(Name of Registrant as Specified In Its Charter)
DAVID POLONITZA WAYNE P. JONES RICHARD POLONITZA GRETA POLONITZA KIRK ANDERSON
(Name Of Person(S) Filing Proxy Statement, If Other Than The Registrant)

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David Polonitza (the “Mr. Polonitza”), together with the other Participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2011 annual meeting of stockholders (the “Annual Meeting”) of ITEX Corporation.

Item 1:  On May 2, 2012, the Polonitza Group issued the following press release and posted to HTTP://WWW.ENHANCEITEX.COM

Leading Proxy Advisory Firm Institutional Shareholder Services (ISS) Recommends Shareholders Vote on Gold Proxy, Says The Polonitza Group

ISS recommends not voting for any of the current ITEX directors

Press Release Source: The Polonitza Group on Wednesday May 2, 2012, 9:00 am EST

Westfield, N.J., May 2 -- The Polonitza Group today announced that ISS, the nation's leading proxy advisory firm, has recommended that shareholders of ITEX Corporation vote on the GOLD proxy card to elect David Polonitza to the Board of Directors of ITEX and not vote Management’s proxy at the annual meeting of shareholders scheduled to be held on May 14, 2012.  The Polonitza Group urges all shareholders to vote the GOLD proxy card to elect its two nominees – Wayne Jones and David Polonitza -- by telephone, Internet or by signing, dating and returning the GOLD proxy card today.

ISS expressed concerns shared by the Polonitza Group with respect to ITEX’s corporate governance and operating performance and recommended shareholders WITHHOLD for all of the current Board members.

Specifically, ISS stated:

•                     "  Given the weakening market performance trends, the lackluster operating performance, and particularly the weak oversight provided by the company's governance structure – such as the board's willing acceptance of an affiliated director overseeing his own work on the financial statements through his role on the Audit committee – a vote FOR election of dissident nominee Polonitza is warranted.”

•                     "  On the compensation front, the long-term nature of (ITEX’s) compensation practices is highly unusual in the sense that the restricted stock plan has a vesting period of up to 11 years, and for a relatively small company the compensation may not be in line with the market.”

•                     “There is a lack of truly independent oversight given the small board size of three, where Steve White, CEO is an insider and John Wade is an affiliated outsider, given the nature of his work as a consultant on audit related matters, make it important to include in the board truly independent directors.”

•                “The company has fallen behind the broader market over the three and particularly the one-year terms, however, suggesting the dissident has a point about the troubling trend. Performance versus its peer, ITNM, has been substantially worse over both these periods.”

David Polonitza stated, "In my opinion, ISS’ criticism of ITEX’s operating performance and poor governance provides further evidence that change is needed within the Company’s Board. The Board’s maneuvers to entrench themselves through stock grants, private placements, and a poison pill, along with providing the CEO with over $1,000,000 in compensation during fiscal 2011 and compensating a supposed “independent” director with over $110,000 when the Company’s fiscal 2011 net income was only $701,000 is, in my opinion, a striking example of actions by a misguided Board that has little regard for its outside shareholders. Vote the Gold Proxy to send a message to ITEX that this behavior will not be tolerated.”

Contact:

John Grau

InvestorCom, Inc.

(203) 972‐9300

Or

David Polonitza

(502) 460‐3141

polonitza@enhanceitex.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

David Polonitza, together with the other Participants (as defined below), intends to make a preliminary filing with the Securities and Exchange Commission ("SEC") of a proxy statement and accompanying proxy card to be used to solicit proxies for the election of its slate of director nominees at the 2011 annual meeting of stockholders of ITEX Corporation (the "Company").

THE PARTICIPANTS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION.  SUCH PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR, INVESTORCOM, INC. AT ITS TOLL-FREE NUMBER (877) 972-0090 OR VIA EMAIL AT ENHANCEITEX@INVESTOR-COM.COM.

The Participants in the proxy solicitation are anticipated to be David Polonitza, Wayne Jones, Richard Polonitza, Greta Polonitza, and Kirk Anderson (collectively, the "Participants").

Information regarding the Participants and their affiliates, including their direct or indirect interests in the Company, by security holdings or otherwise, is contained in the Schedule 13D filed by David Polonitza on March 2, 2012, as amended or may be amended from time to time (the "Schedule 13D").  The Schedule 13D is currently available at no charge on the SEC's website at http://www.sec.gov.  As of the date hereof, the Participants and their affiliates collectively own an aggregate of 208,687 shares of Common Stock of the Company, consisting of the following:  (1) 128,640 shares held directly by David Polonitza, (2) 71,645 shares held directly by Kirk Anderson, (3) 8,402 shares held directly by Richard and Greta Polonitza. Each of the participants disclaims beneficial ownership of such shares except to the extent of his/its pecuniary interest therein.